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                                Exhibit 10-89


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                              EMPLOYMENT AGREEMENT

                         CARL KARCHER ENTERPRISES, INC.


AGREEMENT, dated as of January 1, 1994, by and between CARL KARCHER ENTERPRISES, INC. (the "Company") and Carl N. Karcher (the "Founder").


                                  WITNESSETH:


WHEREAS, Founder founded the Company and has served as Chairman of the Board for 52 years;


WHEREAS, the Company desires to employ the Founder and the Founder desires to be employed to provide services to the Company, all on the terms and subject to the conditions, as hereinafter set forth:


NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:


        1. EMPLOYMENT. The Company agrees to employ the Founder during the Employment Term (as defined in Section 3) and the Founder hereby accepts such employment, and agrees to serve the Company subject to the supervision, advice and direction of the Board of Directors of the Company (the "Board"), and upon the terms and conditions set forth in this Agreement.


        2. DUTIES. The Company and Founder acknowledge that Founder is the founder of the Company and agree that Founder will be employed as the Chairman Emeritus of the Board. The Chairman Emeritus of the Board shall be a non-executive officer of the Company reporting to the President and Chief Executive Officer. In such capacity, Founder shall perform such services and acts as may be assigned to him from time to time by the Board, the Chairman thereof, or the Executive Committee thereof and the President and CEO, subject always to the policies set by the Board. These services and acts include, but shall not be limited to, visits to stores, attending Company sponsored events and other public appearances as the Company's Founder and promoter of its products, corporate culture and strategic direction and






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attending mutually acceptable charitable events and social gatherings.  At such events, Founder shall positively and enthusiastically promote the Company and its products. The parties understand that Founder is a member of the Company's Board of Directors and will be an emeritus member of the Board's Executive Committee, and as such the Company recognizes that in Board Meetings and private conversations with other Board members, Founder, in the exercise of his responsibilities as a director will, and will be encouraged to, speak frankly and honestly concerning the affairs of the Company, its strategic direction and performance and will, and will be encouraged to, vote as his conscience tells him. As part of his duties as Chairman Emeritus, however, Founder shall not publicly criticize (i) decisions made by the Board, (ii) the Company's strategic direction, or (iii) management, all except as required by applicable law or the Company's Bylaws. For purposes of the preceding sentence, (i) "publicly" shall mean persons other than (a) the Company's Directors, (b) the Company's President and CEO, (c) Founder's immediate family and (d) Founder's professional advisors, and (ii) "criticize" shall mean to make a comment (in writing, verbally or by any other means) other than a comment indicating no comment or approval. This limitation shall not apply to any comments made or action taken prior to the execution date of this Agreement. In no event shall the Board, the Chairman thereof, the Executive Committee nor management (i) publicly criticize Founder, except as required by applicable law or the Company's Bylaws, or (ii) absent Founder's consent, assign to Founder any duty, not specifically enumerated herein, which is not a type customarily performed by the Chairman Emeritus of a comparable company.


        The Founder shall devote such time as may be necessary to fulfill his duties hereunder (which the parties contemplate shall be his full time or substantially his full time) and devote his best efforts to the business affairs of the Company; however, the Founder may devote reasonable time and attention to:


         (i) serving as a director or member of a committee of any not-for-profit charitable or community activities:

         (ii)      managing personal investments; and

         (iii) with the prior written approval of the Board of Directors, serving as a director of a corporation or as a member of a committee of an organization.





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         The Founder agrees that he will not, either directly or indirectly, render any personal service as a director, employee, independent contractor, consultant, or otherwise to any retail quick service restaurant business or venture which is in conflict with the business of the Company during the term of this Agreement. Founder also agrees not to have any ownership direct or otherwise in any such private or publicly traded restaurant company or venture which is in conflict with the business of the Company. However, this shall not be construed to prevent Founder from owning, as an investment, up to 5% of a class of publicly traded equity securities issued by any such organization or retaining any equity security of an entity resulting from a recapitalization, reorganization, reclassification or spinoff involving the Company.


         3. EMPLOYMENT TERM. The Founder shall be employed under this Agreement for a term of five (5) years from the date of execution of this Agreement (the "Employment Term"), commencing on the date hereof and terminating on the close of business on December 31, 1998, unless sooner terminated as provided in this Section 7.


         4.        COMPENSATION.

         4.a.      Base Compensation.  During the employment Term, the Company will pay the founder an annual base salary (the "Base Salary") of $400,000 as compensation for his services hereunder, payable in accordance with the Company's standard payroll practices.

         4.b.      Bonus.  The Founder will be paid a special one time bonus
not to exceed $50,000 payable on May 15, 1994, the payment and amount of such bonus to be based upon the recommendation of the President and CEO of the Company, and upon approval by the Compensation Committee of the Board based upon the performance of his duties hereunder. An annual bonus thereafter shall be paid only in the sole and absolute discretion of the Chairman of the Board and the Compensation Committee of the Board as to whether there is any bonus at all and, if so, the amount thereof.

         4.c.      Stock Options.  The Founder shall be entitled to participate in the stock option plan of the Company and receive awards under the terms of the plan as determined appropriate by the Board of Directors with an initial grant of options for 100,000 shares with a per share option exercise





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price equal to the fair market value of the Company's common stock at the time of the grant.

         4.d.      Vacation.  During each calendar year of the Employment Term, the founder shall be entitled to take paid vacation time for such length of time as determined by the Board of Directors but not less than 45 days per year.

         4.e.      Benefits.  During the Employment Term, the Founder will be entitled to participate in all Company sponsored retirement, health and welfare benefits provided to other executives or employees of the Company provided that such participation is in conformance with the provisions and applicable regulations governing such plans with the exception of the Company's Long Term Disability program.

         4.f.      Car Allowance.  During the employment Term, the Company will pay the Founder a car allowance. During the first year of the Employment Term, the car allowance will be 830.00 per month. The car allowance may be reviewed from time to time and reset according to competitive practices.


         5. Reimbursement of Expenses Incurred in Performance of Employment. the Company shall pay or reimburse the Founder for all normal and reasonable expenses, including travel expenses, incurred by the Founder prior to the termination of the Employment Term in connection with the Founder's duties as described in Section 2. Such amounts will be based on proper submission of receipts in conformance with the Company's standard business expense reimbursement policy. Any questions concerning eligibility of an expense shall be resolved by the Chairman of the Board.


         6.        Additional Benefits.

         6.a.      Budget.  In the performance of his duties as specified in
Section 2, Founder shall have an annual discretionary budget for charitable contributions and other public appearance fees approved by the Company of $30,000.

         6.b.      Driver and Assistant.  To assist Founder in the performance of his duties hereunder, the Company shall provide a Driver and Scheduling Assistant for Founder whose status as an employee of the Company or an independent contractor and his professional qualifications shall be within the sole





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discretion of the Company.  The number of hours per week and the times at which said Driver shall be employed shall be determined by the Company based upon the duties from time to time being performed by Founder as set forth in Section 2 above. The continuing need for said Driver and his hours and times of employment shall be reevaluated by the Company on an ongoing basis and be subject to adjustment based upon the nature and scope of the duties then being performed by Founder hereunder.

         6.c.      Office Space.  During the employment Term, Founder shall
receive office and administrative support (including an assistant) in his current office space at the Company headquarters and continued office space and administrative support for one employee of the Carl N. and Margaret M. karcher Trust.


         7.        Termination.

         7.a.      Termination for Cause.  The Company may terminate the
           Founder's employment for "cause" at any time, which shall include:

                (I) termination because of breach of fiduciary duty involving personal profit,

                   (ii)           violation of Section 8 of this Agreement,

                   (iii) willful and continued failure to perform stated duties or abide by the Company's policies,

                   (iv)           conviction of felony,

                   (v) commitment of an act that would disqualify the Company or any subsidiary of the Company from maintaining or obtaining a license, permit or other governmental approval material to the operations of the Company or any subsidiary, or,

                   (vi) material breach of any provision of this Agreement following notice and a ten (10) day opportunity to cure said breach.





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         On termination for cause all of the Founder's rights to compensation as spelled out in Section 4 will terminate immediately on the date of termination to the extent provided for by the individual plans and as provided for by applicable law.


         Any compensation, reimbursement or other amount due the Founder for services rendered prior to the date of termination for cause will be paid to the Founder concurrent with the date of termination. Effective upon the date of termination, Founder shall become the retired Chairman Emeritus, and shall be entitled to the lifetime retirement benefits as set forth on the Retirement Benefits Schedule attached hereto and hereinafter referred to as the "Retirement Benefits."

         7.b. Termination Without Cause by the Company. If the Founder is terminated for reasons other than specified in Section 7a, c, d, e, and Section 8, the Company shall pay the Founder all compensation and benefits pursuant to Sections 4, and 6(c) when and as they become due for the balance of the Employment Term, and thereafter, Founder shall receive the Retirement Benefits.


         Termination without cause by the Company under this Section 7.b will include termination for "Good Reason" following a change in control of the Company. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange act of 1934, as amended ("Exchange act"), provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(D) and f14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (apart from rights accruing under special circumstances) having the right to vote at elections of directors (excluding "persons" who have 20% or more of the combined voting power on the date this Agreement is originally executed) or (b) the persons who were directors of the Company immediately prior to any merger, consolidation, sale of assets or contested election, or any combination of the foregoing, shall as a result thereof cease to constitute a majority of the Board of Directors of the Company.


         For purposes of this Agreement, termination for "Good Reason" shall mean the occurrence of any one or more of the





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following:  (a) without Founder's express written consent, the assignment to
Founder of duties inconsistent with Founder's position, duties, responsibilities and status with the Company immediately prior to the change in control or a change in Founder's duties, reporting level, titles, offices or business location as in effect immediately prior to the change in control, or any removal of Founder from or any failure to reelect Founder to any of such positions, except in connection with the termination of Founder's employment by the Company for Cause, Disability, Death, Retirement, or by Founder other than for cause or Good Reason (b) reduction by the Company in Founder's Base Salary as in effect on the date of change in control (c) the taking of any action by the Company (including the elimination of benefits plans without providing substitutes thereof or the reduction of Founder's benefits thereunder) that would substantially diminish the aggregate value of Founder's incentive awards and other fringe benefits from the levels in effect prior to a change in control, unless such actions are taken generally as to all employees (d) a failure of the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform this Agreement as provided for herein.

         7.c.      Resignation.  In the event, at any time during the term of this Agreement, Founder resigns, all of the Founder's rights to compensation as spelled out in Sections 4.a, 4.b, 4.f and 6 will terminate immediately on the date of resignation. Founder's rights to all other benefits after resignation will be governed by the individual plans and as provided for by applicable law.

         Any compensation due the Founder for services rendered prior to the date of resignation will be paid to the Founder within 10 days of resignation, and commencing on the date of resignation, Founder shall commence receiving the Retirement Benefits.

         7.d.      Disability of the Founder.  If the Founder for any reason
whatsoever becomes permanently disabled so that the Founder is unable to perform the duties described in Section 2 for a period of 180 days, the Company agrees to pay the Founder, the Retirement Benefits.


         "Permanent disability" shall mean the Founder is unable to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 180 consecutive days. Founder agrees





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to submit such medical evidence regarding such disability or infirmity as may be reasonably requested by the Company.

         7.e.      Death.  Upon the death of the Founder, any compensation due the Founder for services rendered prior to the date of termination for death will be paid to the Founder's estate within ten (10) days of termination, and thereafter, Margaret Karcher shall receive the Retirement Benefits for the balance of her life, plus an additional $100,000 per year for the balance of the Employment Term.


         8.        Protected Information; Prohibited Solicitation.

         8.a.      Protected Information.  The Founder hereby recognizes and
acknowledges that during the course of this Agreement, the Company may disclose and Founder may become privy to confidential and proprietary information related to the Company's business, including, without limitation supplier lists, ideas, processes, inventions and devices, that such confidential and proprietary information has been developed and will be developed through the expenditure by the Company of substantial time and money, and that all such confidential proprietary information shall be used only for the purpose of carrying out his duties with the Company and shall not otherwise be disclosed to anyone (except as required by applicable law) other than to Founder's wife, attorney, accountant or other appropriate advisors who may assist him in understanding or acting upon such information (each an "appropriate party"), it being understood that such appropriate parties will be informed by Founder of the confidential nature of such information and will be directed by Founder to treat such information confidentially, and will be advised by Founder that by receiving such information they are agreeing to be bound by the terms of this Section. No information otherwise in the public domain shall be considered confidential.

         8.b.      Prohibited Solicitation.  The Founder hereby agrees, in
consideration of his employment hereunder and in view of the confidential position to be held by the Founder hereunder, that during the Employment Term and for the period ending on the date which is one (1) year after the later of
(a) the termination of the employment Term and (b) the date on which the Company is no longer required to provide the payments and benefits described in
Section 4, the Founder shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employee of





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the Company or any affiliate of the Company to leave the services of the
Company or such affiliate for any reason.

         8.c.      Other.  So long as the Founder is employed by the Company, and so long as the restrictions of this Section apply, prior to accepting any engagement to act as an employee, officer, director, trustee, principal, agent, or representative of any type of business or service the Founder shall (a) disclose such engagement in writing to the Company, and (b) disclose to the other entity to which he has agreed to act as an employee, officer, director, trustee, agent or representative, or to other principals together with whom he proposes to act as a principal in such business or service, the existence of the covenants set forth in this Section and the provision thereof.

         The restrictions of this Section shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Founder by statute or at common law.


         9. Injunctive Relief. The Founder hereby expressly acknowledges that any breach or threatened breach by the Founder of any of the terms set forth in Section 8 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Founder agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this Section shall survive the Employment Term.


         10. Parties Benefited; Assignments. This Agreement shall be binding upon the Founder, the heirs and personal representative or representatives of the Founder, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Founder.


         11. Notices. Any notice required or permitted by this Agreement shall be in writing, sent by personal delivery or by registered or certified mail, return receipt requested, addressed to the Chairman of The Board for the Company at its then principal office, or to the Founder at the address maintained in the Company records, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of a notice





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given to the other parties in compliance with Section 11.  Notice shall be deemed given when received.


         12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles.


         13. Indemnification and Insurance; Legal Expenses. The Company will indemnify the Founder to the fullest extent permitted by the laws of the State of California, as in effect at the time of the subject act or omission, and the Founder shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers insuring against all costs, charges and expenses whatsoever incurred or sustained by the Founder in connection with any action, suit or proceedings to which the Founder may be made a party by reason of being or having been an officer or employee of the Company or any of its subsidiaries or serving or having served any other enterprises at the request of the Company (other than any dispute, claim or controversy described in Section 7.a. of this Agreement, except that the Founder shall be entitled to reimbursement of reasonable attorneys' fees and expenses if the Founder is the prevailing party).


         14. Arbitration. The parties agree that any controversy or claim arising out of, or in any way related to, this Agreement or to a breach or alleged breach of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association (the "Association"). The parties further agree that judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         Should either party hereto institute any action or proceeding to enforce any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of such party's rights or obligations hereunder, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement of all fees and costs incurred thereby, including, without limitation, reasonable attorneys' fees and expenses, pre-arbitration, arbitration and appellate costs, incurred in ascertaining or enforcing such party's rights under this Agreement, and any additional relief to which such party may be entitled.





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         The decision of the arbitrator within the scope of the submission shall be final and binding on all parties, and, accordingly, the parties agree that any right to judicial action on any matter subject to arbitration hereunder is hereby waived (unless otherwise provided by applicable law), except the right to judicial action to compel arbitration or to enforce the arbitration award, or except in the event arbitration is unavailable to the parties for any reason.


         15. Source of Payments. Except as may be provided in a separate benefit plan, all payments provided under this Agreement shall be paid in cash from the general funds of the Company and no special or separate fund shall be established, and no other segregation of assets made to assure payment. Other than Founder and except for Margaret M. Karcher, to the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor to the Company.


         16. Miscellaneous. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstances, shall for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof, and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Founder pursuant to the Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Founder hereunder after the death of the Founder shall be paid to the Founder's estate or legal representative.

         The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning of any provisions hereof.





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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of the day and year first above written.

                         CARL KARCHER ENTERPRISES, INC.

                                       BY: /s/ CARL N. KARCHER
                                       -------------------------------------
                                           FOUNDER


                                           /s/ WILLIAM P. FOLEY
                                       -------------------------------------
                                           William P. Foley
                                           Chairman


                                           /s/ DONALD E. DOYLE
                                       -------------------------------------
                                           Donald E. Doyle
                                           President and Chief Executive Officer





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                          RETIREMENT BENEFIT SCHEDULE


1.       Base Benefit

                 The base retirement benefit shall be $210,000 per year for life. The amount consists of $200,000 retirement benefit and a $1,000 car allowance. The amount will be paid according to the normal payroll procedures of the Company. Should Carl N. Karcher predecease Margaret Karcher, the base retirement benefit will be reduced to $100,000, which amount would then be paid to Margaret Karcher for the rest of her life. Should Carl N. Karcher survive Margaret Karcher, the base amount would cease in total upon the death of Carl
N. Karcher.

2.       Medical

                 Carl N. Karcher and Margaret Karcher will be eligible to enroll in a Medicare supplemental program through Health Net, presently called Flex Net Plan 98. Should they decide to enroll in that plan, the Company will pay the premium. The premiums must be shown as income to Carl and Margaret for reporting purposes. The executive medical benefit program of $5,000 will remain and may be used for reimbursement of any out-of-pocket expenses up to a $5,000 per year limit.

3.       Dental/Vision

                 Carl and Margaret will remain eligible to participate in the Company's self-funded dental and vision care plans. The calculated premium for the coverage will be reported as income for reporting purposes.

4.       Life Insurance

                 None.

5.       Long-Term Disability Coverage

                 None.

6.       Automobile Insurance

                 None.